Exhibit 99.1

February 6, 2024

COMPANY CONTACT:

FutureFuel Corp.

Tom McKinlay

(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Corp. Declares Quarterly Cash Dividend Program for 2024

CLAYTON, Mo. (February 6, 2024) – FutureFuel Corp. (NYSE: FF) ("FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced that it has declared its 2023 quarterly dividend program, declaring normal quarterly cash dividends of U.S. $0.06 per share, with the following record and payment dates:

Record Dates	Payment Dates
March 4, 2024	March 18, 2024
June 4, 2024	June 18, 2024
September 4, 2024	September 18, 2024
December 4, 2024	December 18, 2024

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers ("custom chemicals”), as well as multi-customer specialty chemicals ("performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.

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